SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) January 20, 1997
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                      Commission File Number 1-5324
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                           NORTHEAST UTILITIES
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         (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                 04-2147929
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


    174 BRUSH HILL AVENUE, WEST SPRINGFIELD, MASSACHUSETTS 01090-0010
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           (Address of principal executive offices)        (Zip Code)


                             (413) 785-5871
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          (Registrant's telephone number, including area code)


                             Not Applicable
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       (Former name or former address, if changed since last report)
<P>
Item 5. Other Events

1.  Preliminary Earnings Outlook

 A late-year surge in oil prices, a damaging December snowstorm, and increased reserves to cover future nuclear operation and maintenance costs are expected to significantly reduce Northeast Utilities fourth-quarter financial results.

  NU is scheduled to report year-end 1996 earnings on January 28, 1997.
A significant fourth-quarter loss is expected. In 1995, NU s fourth-quarter earnings were $64.2 million, or 50 cents a share.

 John H. Forsgren, NU executive vice president and chief financial officer, said NU expects to increase significantly the amount it is reserving to cover a portion of higher expected operation and maintenance costs at Millstone Station in 1997. NU had reserved $40 million as of September 30, 1996, but Forsgren said that sum will increase as the company develops firmer estimates of the work that must be done to return the units to service.

 No power has been generated by Millstone Station since the end of March 1996. Each of the three units at the site will remain shutdown until the Nuclear Regulatory Commission formally votes to allow a restart. The cost of replacing the power normally generated by the three nuclear units at Millstone Station in Waterford, Connecticut has risen from approximately $80 million in the second quarter of 1996 to an estimated $110 million in the fourth quarter of 1996, Forsgren said.

 Forsgren attributed the increase in large part to the rapid increase in the price of oil in the fourth quarter. Residual oil delivered to NU s Middletown Station in Middletown, Connecticut, which is required by state environmental regulation to burn a very low sulfur product, rose by about 25 percent, from around $19 a barrel in late spring to approximately $24 a barrel early this winter before falling significantly to below $20 a barrel in mid-January. Middletown Station is NU s largest fossil generating station. NU expects to convert two of Middletown Station s four units to burn natural gas, as well as oil, but that conversion is not expected to be complete until July 1997.

  The NU system normally receives as much as 2,300 megawatts of power from the Millstone site. The units are owned primarily by two of NU s operating subsidiaries, The Connecticut Light and Power Company (CL&P), which owns about 1,840 megawatts of Millstone capacity, and Western Massachusetts Electric Company (WMECO), which owns about 425 megawatts at Millstone. As a result, CL&P is bearing most of the negative financial impact of the outages.

 NU s other major operating subsidiary, Public Service Company of New Hampshire (PSNH), only owns 33 megawatts of capacity at Millstone and receives very little of its power from the site and thus is relatively unaffected by the Millstone outages.

 CL&P and WMECO are expected to incur significant replacement power costs until the Millstone units return to service. At this time, NU expects at least one unit to return to service in the second half of 1997. Currently, CL&P and WMECO are absorbing the full cost of replacement power. State utility regulators ultimately will determine what portion of those costs can
<P>be passed through to customers.  NU has previously stated that it will not seek recovery of the costs resulting from not meeting industry standards.

 Forsgren said NU now projects that higher nuclear-related operation and maintenance costs and higher replacement power costs will continue well into 1997.

 In addition to the higher costs related to the Millstone plant outages, NU s fourth quarter 1996 results will also be hurt by a severe snowstorm that hit New England in early December and at its peak knocked out power to approximately 350,000 customers on the NU system. Costs are expected to total around $25 million. NU s catastrophic storm insurance will pay up to $15 million, after NU pays a $10 million deductible.

2.  New Hampshire Regulatory Matters

 PSNH announced on January 17, 1997 in proceedings before the New
Hampshire Public Utilities Commission (NHPUC) that it could be forced into bankruptcy if a restructuring plan proposed by NHPUC consultants is approved
in late February.   In addition, PSNH has  stated that a significant portion
of NU s parent company unsecured debt could become immediately due and payable if the consultant s proposal is approved.

 For further information on these and related matters, see NU s Form 8-K dated January 17, 1997.

<P>                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                    NORTHEAST UTILITIES
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                                        Registrant




Date  January 21, 1997         By /s/John B. Keane
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                                   John B. Keane
                                   Vice President and Treasurer